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                                                                 EXHIBIT 23.2




                      CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the incorporation by reference in this Registration Statement of D.I.Y. Home Warehouse, Inc. (the "Corporation") on Form S-8 with respect to 500,000 additional shares of the Corporation's Common Stock to be offered under its 1993 Long Term Incentive Plan, of our report dated February 14, 1997, on our audits of the financial statements of D.I.Y. Home Warehouse, Inc., as of December 28, 1996 and December 30, 1995 and for each of the three years in the period ended December 28, 1996, appearing on page 11 of the Annual Report of D.I.Y. Home Warehouse, Inc. incorporated by reference in Form 10-K for the year ended December 28, 1996 as filed with the Securities and Exchange Commission.





                                                      COOPERS & LYBRAND L.L.P.







Cleveland, Ohio
September 3, 1997